Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2011 Results

Insurance And Wealth Management Division Earnings Up 12 Percent

Company Completing First Life Block Transaction In First Quarter 2012

International Platforms Continue To Generate Strong Dividends

Holding Company Cash Approximately $950 Million At Year End

Richmond, VA (February 2, 2012) — Genworth Financial, Inc. (NYSE: GNW) today reported results for the fourth quarter of 2011. The company reported net income1 of $107 million, or $0.22 per diluted share, compared with a net loss of $161 million, or $0.33 per diluted share, in the fourth quarter of 2010. Net operating income2 for the fourth quarter of 2011 was $86 million, or $0.17 per diluted share, compared with a net operating loss of $135 million, or $0.28 per diluted share, in the fourth quarter of 2010.

“For Genworth, 2011 was a year of repositioning actions to move the company through an uncertain environment and provide a foundation for improved shareholder value. We made progress in several areas and will maintain an intense execution focus during 2012. At business portfolio and product line levels, we took important steps to improve our focus, strengthen risk buffers and capital generation, and support future redeployment of capital,” said Michael D. Fraizer, chairman and chief executive officer. “Actions completed or that we continue to pursue include, the planned minority IPO of Australia Mortgage Insurance, shifting new business mix and volumes, selling or exiting non-strategic lines and blocks of business, further streamlining our cost base, and adding to our holding company capital flexibility. Fourth quarter earnings improved from the prior year driven by U.S. Life Insurance and U.S. Mortgage Insurance (U.S. MI) results. International platform capital generation remained strong.”

[1]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, net operating income (loss), net operating income (loss) per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per share, net operating income (loss) available to Genworth’s common stockholders, net operating income (loss) available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Consolidated Net Income (Loss) &

Net Operating Income (Loss)

	Three months ended December 31 (Unaudited)
	2011		2010
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Net income (loss)	$107	$0.22	$(161)	$(0.33)
Net operating income (loss)	$86	$0.17	$(135)	$(0.28)
Weighted average diluted shares	492.7		489.6
Book value per share	$33.70		$28.31
Book value per share, excluding accumulated other comprehensive income (loss)	$25.50		$25.26

Net investment gains, net of tax and other adjustments, were $1 million in the quarter compared to net investment losses of $26 million in the prior year.

Beginning in the quarter, the company resegmented its financial presentation as it began to operate through three divisions: Insurance and Wealth Management, Mortgage Insurance and Corporate and Runoff. Under these divisions, there are six operating business segments. The Insurance and Wealth Management Division is comprised of U.S. Life Insurance, which includes life insurance, long term care insurance (LTC) and fixed annuities, International Protection, which includes the lifestyle protection insurance business, and Wealth Management. The Mortgage Insurance Division includes International Mortgage Insurance and U.S. Mortgage Insurance. The Corporate and Runoff Division is comprised of the Runoff segment, which includes variable annuities, small remaining blocks of Medicare supplement insurance following the sale of the business, institutional products and other non-strategic lines, and Corporate and Other activities.

During 2012, the company will be implementing the new accounting guidance related to accounting for costs associated with acquiring or renewing insurance contracts as well as a change in its accounting policy for policy benefit reserves for its level premium term life insurance products, as discussed later in this release.

Net operating income (loss) results are summarized in the table below:

Net Operating Income (Loss)

(Amounts in millions)	Q4 11	Q3 11	Q4 10
Insurance and Wealth Management Division:
U.S. Life Insurance	$114	$115	$100
International Protection	19	25	19
Wealth Management	12	12	11
Mortgage Insurance Division:
International Mortgage Insurance	78	73	98
U.S. Mortgage Insurance (U.S. MI)	(94)	(79)	(352)
Corporate and Runoff Division:
Runoff	20	(11)	34
Corporate and Other	(63)	(31)	(45)

Net operating income (loss) excludes net investment gains (losses) and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release. A non-cash impairment charge of $19 million after-tax was recorded in the quarter in Corporate and Other activities to write-off all of the goodwill associated with the reverse mortgage business.

Unless specifically noted in the discussion of results for the International Protection and International Mortgage Insurance segments, references to percentage changes exclude the impact of foreign exchange. Percentage changes including the impact of foreign exchange are found in a table at the end of this press release. In the fourth quarter of 2011, foreign exchange had an $8 million favorable impact on net operating income versus the prior year and a $3 million unfavorable impact versus the prior quarter.

Insurance and Wealth Management Division

Insurance and Wealth Management Division earnings increased 12 percent to $145 million, compared with $130 million a year ago, driven by U.S. Life Insurance results.

Insurance and Wealth Management Division

Net Operating Income

(Amounts in millions)	Q4 11	Q3 11	Q4 10
U.S. Life Insurance
Life Insurance	$60	$72	$42
Long Term Care	38	23	37
Fixed Annuities	16	20	21

Total U.S. Life Insurance	114	115	100
International Protection	19	25	19
Wealth Management	12	12	11

Total Insurance and Wealth Management	$145	$152	$130

Sales3

(Amounts in millions)	Q4 11	Q3 11	Q4 10
U.S. Life Insurance
Life Insurance
Term and Universal Life	$43	$45	$41
Linked Benefits	20	20	14
Excess Deposits	37	40	33
Long Term Care
Individual	56	54	39
Group	9	—	3
Fixed Annuities	363	495	189
International Protection	406	438	427
Wealth Management
Gross Flows	1,439	1,565	1,582
Net Flows	(16)	446	646

Assets Under Management4

(Amounts in millions)	Q4 11	Q3 11	Q4 10
Fixed Annuities	$18,371	$18,366	$18,460
Wealth Management	25,087	24,613	24,740

[3]	The sales associated with the linked benefit product related to universal life insurance and single premium deferred annuities that were previously reported in the long term care business are being reflected in the life insurance and fixed annuities businesses, respectively, for comparative purposes.
[4]	Assets under management represent account values, net of reinsurance, and managed third-party assets.

U.S. Life Insurance Segment

Highlights

•	U.S. Life Insurance Segment earnings increased 14 percent compared with a year ago, driven by life insurance.

•

Segment sales were down sequentially from moderating life insurance and fixed annuity sales associated with various pricing actions. The company continues to utilize expanded levels of reinsurance across life and long term care insurance as part of its capital optimization strategies.

•	Life insurance continues to experience favorable mortality and the long term care insurance loss ratio was 67 percent, down four points sequentially.

•	The consolidated risk based capital (RBC) ratio at December 31, 2011 is estimated to be 405 percent[5], up from 365 percent on a sequential basis.

•	The sale of the Medicare supplement business was completed, with a capital benefit of $214 million.

•

The company is completing its first life block transaction in first quarter of 2012. The tender of River Lake III was closed in January 2012 and a subsequent reinsurance arrangement was then executed, with the final steps of this transaction to be completed over the next few weeks. The transaction is expected to generate approximately $100 million in initial after-tax capital benefits for the U.S. life insurance companies and a GAAP net loss of approximately $37 million in the first quarter.

U.S. Life Insurance segment earnings increased 14 percent to $114 million, compared with $100 million a year ago. The primary operating drivers for this performance included:

•	New business profitability from Term UL and LTC, which contributed $16 million of additional earnings compared with the prior year, and

•	Lower investment income compared with the prior year reflecting $12 million lower earnings from limited partnerships and reduced bond calls.

Life insurance earnings were $60 million, compared with $42 million in the prior year. Current quarter earnings reflect a $10 million benefit from sound new business performance and a $4 million after-tax gain related to selective repurchases of notes secured by non-recourse funding obligations, partially offset by sound but less favorable mortality of $4 million and lower investment income from bond calls and limited partnerships. In addition, as part of conversion to a new actuarial system, reserve refinements resulted in a $10 million favorable impact. Sales growth moderated sequentially as pricing was raised for targeted products in response to factors such as low interest rates, while for other products the company chose not to follow certain competitors’ price reductions.

[5]	Company estimate for the fourth quarter of 2011, due to timing of the filing of statutory statements.

Long term care earnings were $38 million, compared with $37 million in the prior year. The loss ratio remained stable at 67 percent, excluding a prior year reserve strengthening, as lower claim termination rates and higher new claims were offset by the favorable impact of premium rate increases on older issued policies and higher active policy terminations. Results in the current quarter also include favorable taxes of $6 million. The company is currently implementing a previously announced premium rate increase of approximately 18 percent on the majority of older issued policies. As of December 31, 2011, the company had received approvals for price increases in 39 states, representing approximately 65 percent of the targeted premiums. Individual long term care sales increased to $56 million during the quarter, reflecting an acceleration of prior-generation product sales as part of the transition to the new product generation, which was introduced in August and incorporates higher pricing.

Fixed annuities earnings were $16 million, compared with $20 million in the prior quarter, including a $4 million unfavorable impact related to accruals for state guarantee fund assessments. Sales in the quarter totaled $363 million and were lower sequentially, driven by changes to interest crediting rates implemented to further improve margins in the current low rate environment. During the quarter, the company introduced two new indexed annuity products designed to enhance its fixed annuity offerings.

The RBC ratio is estimated to have increased to 405 percent5 from approximately 365 percent on a sequential basis. The company completed the Medicare supplement sale in the quarter which positively impacted the ratio. Additionally, targeted interest rate swaps were unwound and reestablished resulting in gains. While these gains were deferred for both GAAP and statutory purposes, tax benefits associated with the transaction increased the RBC ratio and unassigned surplus.

International Protection Segment

Highlights

•	Reported earnings were flat to the prior year as European economic concerns reduced consumer lending and related insurance product sales.

•

Operating margin[2] improved more than 360 basis points over the prior full year margin from continued declines in new claim registrations as well as benefits from previously implemented price and distribution contract changes.

•	Dividends of $135 million were paid to the holding company in 2011.

Excluding the impact of foreign exchange, International Protection earnings decreased 21 percent6 from the prior year and 28 percent6 sequentially, as decreased revenues from lower new sales in smaller European origination markets, increased regulatory expenses and investments in new markets more than offset a one point sequential improvement in the loss ratio. At quarter end, the lifestyle protection business had a regulatory capital ratio of approximately 283 percent5.

[6]	Percent change excludes the impact of foreign exchange.

Wealth Management Segment

Highlights

•	Earnings were $12 million, compared with $11 million in the prior year and $12 million in the prior quarter.

•	Net flows were negative $16 million, down from positive net flows of $446 million in the prior quarter, reflecting difficult market conditions and increased redemptions.

•	Dividends of $64 million were paid to the holding company in 2011.

•

In January 2012, the company announced an agreement for the sale of its tax and accounting advisors unit, Genworth Financial Investment Services (GFIS), to Cetera Financial Group which is expected to close in the first half of 2012. The proceeds from the sale are estimated to be $79 million with the opportunity for additional earnout payments.

Wealth Management earned $12 million, compared to $11 million in the prior year and $12 million in the prior quarter. Assets under management (AUM) increased $474 million sequentially to $25.1 billion. Net flows for the quarter were negative $16 million, related to market conditions and the movement of a legacy block of managed accounts. Margins as a percentage of average AUM7 increased 11 percent from the prior year, primarily from the 2010 acquisition of the Altegris companies as well as strong expense discipline. The acquisition of Altegris companies, a leading provider of alternative investment solutions, and the announced disposition of GFIS have positioned Wealth Management to enhance its focus on turnkey asset management businesses. Total advisors with assets on the platform were over 6,500 at the end of 2011, representing the addition of over 820 new advisors during 2011.

[7]

Calculated as pre-tax income as a percentage of average AUM annualized to determine the current full year impact. The average AUM for December 31, 2010 excludes $2.2 billion of AUM related to the Altegris companies acquired on December 31, 2010.

Mortgage Insurance Division

Mortgage Insurance Division net operating loss was $16 million, compared with a net operating loss of $254 million a year ago, driven by U.S. Mortgage Insurance results.

Mortgage Insurance Division

Net Operating Income (Loss)

(Amounts in millions)	Q4 11	Q3 11	Q4 10
International Mortgage Insurance
Canada	$40	$39	$46
Australia	53	41	55
Other Countries	(15)	(7)	(3)

Total International Mortgage Insurance	78	73	98
U.S. Mortgage Insurance	(94)	(79)	(352)

Total Mortgage Insurance	$(16)	$(6)	$(254)

Sales

(Amounts in billions)	Q4 11	Q3 11	Q4 10
International Mortgage Insurance
Flow
Canada	$5.2	$6.8	$5.6
Australia	7.9	7.1	5.9
Other Countries	0.4	0.5	0.6
Bulk
Canada	1.0	0.6	0.9
Australia	1.1	0.1	1.5
Other Countries	0.3	0.3	1.6
U.S. Mortgage Insurance
Primary Flow	3.2	2.7	2.6
Primary Bulk	—	—	0.6

International Mortgage Insurance Segment

Highlights

•	Reported International Mortgage Insurance segment earnings decreased 20 percent to $78 million, compared with $98 million a year ago.

•	Canada and Australia paid total dividends to the holding company of $215 million in 2011 and continued to maintain strong capital positions.

•

In Canada, flow new insurance written (NIW) was down 21 percent[6] sequentially from seasonal variation and nine percent[6] year over year from a smaller market. The loss ratio was 40 percent, up four points sequentially and eight points year over year.

•

In Australia, flow NIW was up 17 percent[6] sequentially and up 27 percent[6] year over year, as the mortgage origination market showed some improvement. The loss ratio was 46 percent, down two points sequentially.

•	Other Countries had a net operating loss of $15 million, driven by Europe mortgage insurance performance in Ireland.

International Mortgage Insurance earnings, excluding foreign exchange, decreased 24 percent6 compared to a year ago, primarily from increased loss levels in Canada, Australia and Ireland, along with higher interest expense.

Canadian operating earnings decreased 15 percent6 from the prior year primarily from increased loss provisions. The loss ratio in the quarter was 40 percent, up from 36 percent in the prior quarter and up eight points from the prior year, reflecting an increase in reserves related to higher severities on existing delinquencies and a seasonal increase in new delinquencies, net of cures. Flow NIW in Canada decreased nine percent6 year over year, reflecting a smaller mortgage origination market associated with tightened government mortgage guidelines. At quarter end, the Canada mortgage insurance business had a regulatory capital ratio of 162 percent5 and GAAP book value of $2.7 billion, of which $1.5 billion represented Genworth’s 57.5 percent ownership interest.

Australia operating earnings decreased nine percent6 from the prior year, reflecting reserve additions for prior delinquencies where lenders accelerated actions to move these loans through to claim and higher severity experience in the New Zealand run-off portfolio partially offset by a decrease in new delinquencies, including reductions in Queensland. The loss ratio was 46 percent in the quarter, up nine points from prior year, but down two points from the prior quarter as a result of the decrease in new delinquencies. Flow NIW increased 27 percent6 compared to the prior year, primarily reflecting a larger origination market. The business continues to expand its reinsurance program as part of risk and capital management strategies. The potential tax charge from the planned Australia initial public offering (IPO)8 communicated as part of the company’s third quarter 2011 earnings call did not occur as changes in structuring of the IPO minimized related impacts. At quarter end, the Australia mortgage insurance business had a regulatory capital ratio of 157 percent5 and GAAP book value of $2.1 billion.

Other Countries operating results decreased $12 million from the prior year from increased losses relating to higher new delinquencies in Ireland and higher taxes. Loss mitigation efforts together with the prior suspension of new business activities continue to reduce the exposure in Ireland, which is less than one percent of total international mortgage insurance exposure.

[8]	The disclosure in this press release relating to the company’s planned minority initial public offering (IPO) of its Australian mortgage insurance business is not an offer to sell, or a solicitation of an offer to buy, any securities. The securities referred to in this disclosure have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933. If an offer of securities which requires disclosure in Australia is made, a disclosure document for the offer will be prepared at that time. Any person who wishes to apply to acquire securities will need to complete the application form that will be in or will accompany the disclosure document. In addition, this disclosure is not intended for public distribution in Australia.

U.S. Mortgage Insurance Segment

Highlights

•	U.S. Mortgage Insurance (U.S. MI) net operating loss was $94 million compared to $352 million in the prior year.

•

Flow NIW increased 23 percent from the prior year and 19 percent sequentially reflecting an ongoing gradual market shift from Federal Housing Administration (FHA) coverage to private mortgage insurance and higher refinancing activity. Overall private mortgage insurance market penetration was up approximately two points year over year and flat to the prior quarter.

•

Total flow delinquencies of 83,931 decreased nine percent from prior year and one percent sequentially. New flow delinquencies declined approximately 15 percent from prior year and decreased approximately six percent from the prior quarter.

•	Loss mitigation savings were $147 million in the quarter and $567 million for the full year, exceeding the targeted $400 to $500 million full year benefit.

•	The combined risk-to-capital ratio as of December 31, 2011 is estimated to be 28.8:1[5].

The U.S. MI segment had a $94 million net operating loss, reflecting a decrease in new delinquency development along with a favorable geographical mix of new delinquencies, fewer net cures associated with lower levels of loan modifications and a stable delinquency aging profile.

Total flow delinquencies decreased nine percent from the prior year and decreased one percent sequentially. New flow delinquencies declined approximately 15 percent from prior year and decreased approximately six percent from the prior quarter, reflecting the continuing burn through of delinquencies from the 2005 to 2008 book years. The flow average reserve per delinquency was $29,100, up slightly from $28,800 in the third quarter, driven by modest mix changes in new and existing delinquencies. Paid claims decreased 11 percent from the prior year, driven by a 26 percent decline in claim counts and a reduction in severity from claims mitigation, partially offset by a decline in captive benefits. Sequentially, paid claims decreased six percent.

Loss mitigation savings were $147 million in the quarter, down 13 percent from the prior quarter, as workouts declined with the wind down of the government Home Affordable Modification Program (HAMP) modifications. Savings for the full year 2011 were $567 million, exceeding the targeted $400 to $500 million full year benefit.

Flow NIW increased 23 percent over the prior year and 19 percent sequentially, reflecting the continued shift away from the FHA, fewer competitors and a larger origination market driven by refinancing activity. Flow persistency was down five points on a sequential basis to 81 percent, from slightly higher lapses associated with refinance activity and cancellation of particular single premium product loans. The company’s market share remains stable despite the exit of some competitors from the market, as it maintained pricing and guideline discipline and did not expand underwriting delegation to lenders. In addition, the Home Affordable Refinance Program (HARP) accounted for about $700 million of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

The combined U.S. MI statutory risk-to-capital ratio is estimated to be 28.8:15 at the end of the fourth quarter with the risk-to-capital ratio for Genworth Mortgage Insurance Corporation (GEMICO), the company’s primary mortgage insurance company estimated to be 32.9:15. GEMICO currently maintains waivers or other authorizations from 44 states that permit the company to continue writing new business while its risk-to-capital ratio exceeds 25.0:1. Additionally, the company has separately capitalized and licensed legal entities to write new business for states where waivers are not in place. Currently, new business in five states is being written out of Genworth Residential Mortgage Assurance Corporation (GRMAC), a subsidiary of GEMICO.

Corporate and Runoff Division

Corporate and Runoff division net operating loss was $43 million, compared with $11 million in the prior year.

Corporate and Runoff Division

Net Operating Income (Loss)

(Amounts in millions)	Q4 11	Q3 11	Q4 10
Runoff	$20	$(11)	$34
Corporate and Other	(63)	(31)	(45)

Total Corporate and Runoff	$(43)	$(42)	$(11)

Assets Under Management4

(Amounts in millions)	Q4 11	Q3 11	Q4 10
Variable Annuities	$8,315	$8,155	$8,981
Guaranteed Investment Contracts, Funding Agreements Backing Notes and Funding Agreements	2,623	2,717	3,717

Total Runoff	$10,938	$10,872	$12,698

Runoff Segment

The Runoff segment’s net operating income was $20 million, compared with $34 million in the prior year, driven primarily by the sale of the Medicare supplement business and fixed maturity bond redemptions in the prior year that did not recur. Improved market performance drove a $37 million sequential improvement in variable annuities.

Corporate and Other

Corporate and Other’s net operating loss was $63 million, compared with $45 million in the prior year quarter, driven primarily by a $19 million after-tax impairment of all the goodwill associated with the reverse mortgage business.

Investment Portfolio Performance

Investment income declined modestly, impacted by the lower income on limited partnerships, with net investment income of $827 million, compared to $842 million in the third quarter. The core yield2 decreased 15 basis points sequentially to 4.6 percent.

Net income in the quarter included $1 million of net investment gains, net of tax and DAC amortization of $3 million.

Net unrealized investment gains were $1.5 billion, net of tax and other items, as of December 31, 2011, compared with net losses of $100 million as of December 31, 2010 and net gains of $1.5 billion as of September 30, 2011. The fixed-maturity securities portfolio had gross unrealized investment gains of $5.1 billion compared with $2.2 billion as of December 31, 2010 and gross unrealized investment losses of $1.4 billion compared with $1.7 billion as of December 31, 2010.

Holding Company

Genworth’s holding company ended the quarter with approximately $950 million of cash and highly liquid securities, up approximately $250 million sequentially as the company has continued to execute strategies that enhance capital flexibility and risk buffers. The holding company received approximately $478 million in operating company dividends on a full year basis and $354 million in the fourth quarter. The holding company targets maintaining cash balances of at least two times its annual debt service expense. The holding company has $222 million of debt maturities in 2012 and no debt maturities in 2013.

Adoption of New Accounting Pronouncement and Other Accounting Changes

Accounting For Costs Associated With Acquiring Or Renewing Insurance Contracts

As previously reported, in October 2010, the Financial Accounting Standards Board issued new accounting guidance related to accounting for costs associated with acquiring or renewing insurance contracts. This new accounting guidance was effective for Genworth on January 1, 2012. The new guidance is effective prospectively with retrospective adoption allowed. Genworth has adopted this new guidance retrospectively, and will re-present certain historical financial statements beginning at the time of the filing of its Quarterly Report on Form 10-Q for the period ended March 31, 2012. Genworth expects that this new guidance will reduce retained earnings and stockholders’ equity by approximately $1.4 billion as of January 1, 2012 and will reduce net income (loss) by $63 million, $86 million and $12 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Accounting For The Liability Of Future Policy Benefits Of Level Premium Term Life Insurance Products

On January 1, 2012, the company elected to change its accounting policy for the liability for future policy benefits (i.e., policy benefit reserves) of its level premium term life insurance products when the liability for an individual policy falls below zero. To date, approximately $2.0 billion of aggregate policy benefit reserves have been recorded on level premium term life insurance products under the historical accounting policy. Some of the individual policy benefit reserves are negative (i.e., amounts less than zero) which are being netted against policies with positive benefit reserve values.

The historical GAAP compliant accounting policy strictly followed the accounting for traditional, long-duration insurance contracts where profits emerge as a level percentage of premiums based on assumptions determined on the policy issuance date including mortality, interest and lapse rates. For products with an increasing premium stream, this can only occur if individual policy benefit reserve values are permitted to go negative. The company’s new accounting policy is to floor individual policy benefit reserve values at zero based on more recent accounting guidance for long duration contracts that follows an approach which emphasizes the balance sheet over the income statement.

The company believes that flooring policy benefit reserves at zero is preferable as this alternative accounting policy will not allow negative reserves for individual policies to be included in the overall determination of benefit reserves. In implementing this change in accounting, no changes were made to the assumptions locked-in at policy inception. The accounting change will be implemented retrospectively, which will reduce retained earnings and stockholders’ equity by approximately $120 million as of January 1, 2012 and will reduce net income (loss) by approximately $10 million, $4 million and $32 million for the years ended December 31, 2011, 2010 and 2009, respectively.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement — including life insurance, long term care insurance, financial protection coverages, and independent advisor-based wealth management — and mortgage insurance that helps consumers achieve home ownership while assisting lenders in managing their risk and capital.

Genworth has approximately 6,400 employees and operates through three divisions: Insurance and Wealth Management, which includes U.S. Life Insurance, Wealth Management and International Protection segments; Mortgage Insurance, which includes U.S. and International Mortgage Insurance segments; and the Corporate and Runoff division. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, Inc., which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit genworth.com. From time to time, Genworth Financial, Inc. releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Conference Call and Financial Supplement Information

This press release and the fourth quarter 2011 financial supplement are now posted on the company’s website. Additional information regarding U.S. mortgage insurance and investments is also posted on the company’s website, http://investor.genworth.com. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on February 3, 2012 at 9 a.m. (ET) to discuss the quarter’s results. At 11:00 a.m. (ET), following the earnings call of Genworth MI Canada Inc., the company will host a second one-hour call to discuss 2012 business goals and focus areas. The presentation materials for this call will be available at 10:00 a.m. (ET). Both conference calls will be accessible via telephone and the Internet. The dial-in number for both conference calls is 866 393.0571 or 206 453.2872 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of both calls will be available through February 17, 2012 at 855 859.2056 or 404 537.3406 (outside the U.S.); the conference ID # for the 9:00 — 10:00 a.m. (ET) call is # 34250287 and the conference ID # for the 11:00 a.m. – 12:00 p.m. (ET) call is 41200887. The webcasts will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders. The company defines net operating income (loss) available to Genworth Financial, Inc.’s common stockholders as income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) available to Genworth Financial, Inc.’s common stockholders and measures that are derived from or incorporate net operating income (loss) available to Genworth Financial, Inc.’s common stockholders, including net operating income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) available to Genworth Financial, Inc.’s common stockholders and net operating income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders during the periods presented other than a $20 million gain related to the sale of the Medicare supplement insurance business recorded in the fourth quarter of 2011 and a $106 million tax benefit related to separation from the company’s former parent recorded in the first quarter of 2010. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) available to Genworth Financial, Inc.’s common stockholders for the three and twelve months ended December 31, 2011 and 2010.

This press release includes the non-GAAP financial measure entitled “operating revenue.” The company defines operating revenue as revenue excluding net investment gains (losses). The company believes that operating revenue and measures that are derived from or incorporate operating revenue, is an appropriate measure that is useful to investors because it identifies the revenue attributable to the ongoing operations of the business. However, operating revenue is not a substitute for revenue determined in accordance with GAAP. In addition, the company’s definition of operating revenue may differ from the definitions used by other companies.

This press release also includes the non-GAAP measure entitled “operating margin” related to the lifestyle protection business. The company defines operating margin as income (loss) from continuing operations before income taxes excluding net investment gains (losses) divided by total revenues excluding net investment gains (losses). Management believes that this analysis of operating margin enhances the understanding of the lifestyle protection business. However, operating margin as defined by the company should not be viewed as a substitute for GAAP margin. In addition, the company’s definition of operating margin may differ from the definitions used by other companies.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield as defined by the company should not be viewed as a substitute for GAAP investment yield. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life, long term care and Medicare supplement insurance; (2) new and additional premiums/deposits for universal and term universal life insurance, linked benefits, fixed and variable products; (3) gross flows and net flows, which represent gross flows less redemptions, for the wealth management business; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where the company earns a fee for administrative services only business, for the lifestyle protection insurance business; and (5) new insurance written for mortgage insurance. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the company’s financial statements. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For the risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada, Australia and New Zealand. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers assets under management for the wealth management business, insurance in force and risk in force to be measures of the company’s operating performance because they represent a measure of the size of the business at a specific date which will generate revenues and profits in a future period, rather than a measure of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including downturns and volatility in global economies and equity and credit markets; downgrades or potential downgrades in the company’s financial strength or credit ratings; interest rate fluctuations and levels; adverse capital and credit market conditions (including the impact on the potential extension, replacement or refinancing of the company’s credit facilities); the valuation of fixed maturity, equity and trading securities; defaults, downgrades or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans or the mortgage loans underlying the company’s investments in commercial mortgage-backed securities and volatility in performance; goodwill impairments; defaults by counterparties to reinsurance arrangements or derivative instruments; an adverse change in risk based capital and other regulatory requirements; insufficiency of reserves; legal constraints on dividend distributions by the company’s subsidiaries; competition; availability, affordability and adequacy of reinsurance; loss of key distribution partners; regulatory restrictions on the company’s operations and changes in applicable laws and regulations; legal or regulatory investigations or actions; the failure of or any compromise of the security of the company’s computer systems; the occurrence of natural or man-made disasters or a pandemic; the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in the accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies; impairments of or valuation allowances against the company’s deferred tax assets; changes in expected morbidity and mortality rate; accelerated amortization of deferred acquisition costs and present value of future profits; reputational risks as a result of rate increases on certain in force long term care insurance products; medical advances, such as genetic research and diagnostic imaging, and related legislation; unexpected changes in persistency rates; ability to continue to implement actions to mitigate the impact of statutory reserve requirements;

the failure of demand for long term care insurance to increase; political and economic instability or changes in government policies; foreign exchange rate fluctuations; unexpected changes in unemployment rates; unexpected increases in mortgage insurance default rates or severity of defaults; the significant portion of high loan to value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value ratios; competition with government owned and government sponsored enterprises offering mortgage insurance; changes in international regulations reducing demand for mortgage insurance; increases in mortgage insurance default rates; failure to meet, or have waived to the extent needed, the minimum statutory capital requirements and hazardous financial condition standards; uncertain results of continued investigations of insured U.S. mortgage loans; possible rescissions of coverage and the results of objections to the company’s rescissions; the extent to which loan modifications and other similar programs may provide benefits to the company; unexpected changes in unemployment and underemployment rates in the United States; further deterioration in economic conditions or a further decline in home prices in the United States; problems associated with foreclosure process defects in the United States that may defer claim payments; changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac); competition with government owned and government sponsored enterprises offering U.S. mortgage insurance; changes in regulations that affect the U.S. mortgage insurance business; the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors; decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations in the United States; increases in the use of alternatives to private mortgage insurance in the United States and reductions by lenders in the level of coverage they select; the impact of the use of reinsurance with reinsurance companies affiliated with U.S. mortgage lending customers; legal actions under the Real Estate Settlement Procedures Act of 1974; and potential liabilities in connection with the company’s U.S. contract underwriting services;

•

Other risks, including the risk that adverse market or other conditions might delay or impede the planned IPO of the company’s mortgage insurance business in Australia; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if the company’s corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Georgette Nicholas, 804 662.2248

georgette.nicholas@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Revenues:
Premiums	$1,352	$1,467	$5,705	$5,854
Net investment income	827	863	3,380	3,266
Net investment gains (losses)	5	(39)	(220)	(143)
Insurance and investment product fees and other	416	300	1,479	1,112

Total revenues	2,600	2,591	10,344	10,089

Benefits and expenses:
Benefits and other changes in policy reserves	1,388	1,837	5,926	5,994
Interest credited	195	205	794	841
Acquisition and operating expenses, net of deferrals	508	519	2,032	1,965
Amortization of deferred acquisition costs and intangibles	171	166	743	756
Goodwill impairment	29	—	29	—
Interest expense	121	119	506	457

Total benefits and expenses	2,412	2,846	10,030	10,013

Income (loss) before income taxes	188	(255)	314	76
Provision (benefit) for income taxes	48	(129)	53	(209)

Net income (loss)	140	(126)	261	285
Less: net income attributable to noncontrolling interests	33	35	139	143

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$107	$(161)	$122	$142

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.22	$(0.33)	$0.25	$0.29

Diluted	$0.22	$(0.33)	$0.25	$0.29

Weighted-average common shares outstanding:
Basic	490.9	489.6	490.6	489.3

Diluted	492.7	489.6	493.5	493.9

Reconciliation of Net Operating Income (Loss) to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Net operating income (loss):
Insurance and Wealth Management Division
U.S. Life Insurance segment
Life Insurance	$60	$42	$256	$144
Long Term Care	38	37	132	163
Fixed Annuities	16	21	74	79

Total U.S. Life Insurance segment	114	100	462	386
International Protection segment	19	19	94	71
Wealth Management segment	12	11	47	40

Total Insurance and Wealth Management Division	145	130	603	497

Mortgage Insurance Division
International Mortgage Insurance segment
Canada	40	46	161	176
Australia	53	55	200	205
Other Countries	(15)	(3)	(29)	(18)

Total International Mortgage Insurance segment	78	98	332	363
U.S. Mortgage Insurance segment	(94)	(352)	(507)	(580)

Total Mortgage Insurance Division	(16)	(254)	(175)	(217)

Corporate and Runoff Division
Runoff segment	20	34	25	30
Corporate and Other	(63)	(45)	(239)	(184)

Total Corporate and Runoff Division	(43)	(11)	(214)	(154)

Net operating income (loss)	86	(135)	214	126
Adjustments to net operating income (loss):
Net investment gains (losses), net of taxes and other adjustments	1	(26)	(112)	(90)
Gain on sale of business, net of taxes	20	—	20	—
Net tax benefit related to separation from the company’s former parent	—	—	—	106

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	107	(161)	122	142
Add: net income attributable to noncontrolling interests	33	35	139	143

Net income (loss)	$140	$(126)	$261	$285

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.22	$(0.33)	$0.25	$0.29

Diluted	$0.22	$(0.33)	$0.25	$0.29

Net operating income (loss) per common share:
Basic	$0.17	$(0.28)	$0.44	$0.26

Diluted	$0.17	$(0.28)	$0.43	$0.25

Weighted-average common shares outstanding:
Basic	490.9	489.6	490.6	489.3

Diluted	492.7	489.6	493.5	493.9

Condensed Consolidated Balance Sheets

(Amounts in millions)

	December 31, 2011	December 31, 2010
Assets
Cash, cash equivalents and invested assets	$77,083	$72,302
Deferred acquisition costs	7,327	7,256
Intangible assets	577	741
Goodwill	1,253	1,329
Reinsurance recoverable	16,982	17,191
Deferred tax and other assets	958	1,910
Separate account assets	10,122	11,666

Total assets	$114,302	$112,395

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$31,971	$30,717
Policyholder account balances	26,345	26,978
Liability for policy and contract claims	7,620	6,933
Unearned premiums	4,257	4,541
Deferred tax and other liabilities	7,944	7,706
Borrowings related to securitization entities	396	494
Non-recourse funding obligations	3,256	3,437
Long-term borrowings	4,726	4,952
Separate account liabilities	10,122	11,666

Total liabilities	96,637	97,424

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,124	12,095

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,586	21
Net unrealized gains (losses) on other-than-temporarily impaired securities	(132)	(121)

Net unrealized investment gains (losses)	1,454	(100)

Derivatives qualifying as hedges	2,009	924
Foreign currency translation and other adjustments	558	668

Total accumulated other comprehensive income (loss)	4,021	1,492
Retained earnings	3,095	2,973
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	16,541	13,861
Noncontrolling interests	1,124	1,110

Total stockholders’ equity	17,665	14,971

Total liabilities and stockholders’ equity	$114,302	$112,395

Impact of Foreign Exchange on Operating Results9

Three months ended December 31, 2011

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[10]
International Protection:
Net operating income	—%	(21)%
Net operating income (4Q11 vs. 3Q11)	(24)%	(28)%

International Mortgage Insurance (MI):
Total operating income	(20)%	(24)%

Canada MI:
Net operating income	(13)%	(15)%
Flow new insurance written	(7)%	(9)%
Flow new insurance written (4Q11 vs. 3Q11)	(24)%	(21)%

Australia MI:
Net operating income	(4)%	(9)%
Flow new insurance written	34%	27%
Flow new insurance written (4Q11 vs. 3Q11)	11%	17%

[9]	All percentages are comparing the fourth quarter of 2011 to the fourth quarter of 2010 unless otherwise stated.
[10]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

For the three months ended December 31, 2011
(Assets — amounts in billions)
Reported Total Invested Assets and Cash	$76.4
Subtract:
Securities lending	0.4
Unrealized gains (losses)	5.0
Derivative counterparty collateral	1.0

Adjusted end of period invested assets	$70.0

Average Invested Assets Used in Reported Yield Calculation	$69.2
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[11]	0.4

Average Invested Assets Used in Core Yield Calculation	$68.8

(Income — amounts in millions)
Reported Net Investment Income	$827
Subtract:
Bond calls and commercial mortgage loan prepayments	10
Reinsurance[12]	19
Other non-core items[13]	7
Restricted commercial mortgage loans and other invested assets related to securitization entities[11]	6

Core Net Investment Income	$785

Reported Yield	4.78%

Core Yield	4.56%

[11]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[12]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[13]	Includes mark-to-market adjustment on assets supporting executive deferred compensation and various other immaterial items.